Execution Copy

STOCK PURCHASE AGREEMENT
AND PLAN OF REORGANIZATION

Dated as of October 4, 2004

By and Between

Sunrise Energy Services, Inc.

and

Eurosecurities Ltd.
EMU Capital, Ltd.
Twinstar International, Ltd.
Exeter Financing Group, Inc.
Midland Trust Company, Ltd.

and

Independent Commonwealth Resources, LLC
Stockton Travis Partners, Inc.
Huntington Ventures, Inc.
Wellburn Resources, Inc.
Tunbridge Falcon Industries, LLC

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND INTERPRETATIONS	1
1.1. DEFINED TERMS	1
1.2. PRINCIPLES OF CONSTRUCTION	3
SECTION 2. THE TRANSACTION	3
2.1. REESTABLISHING SES’ TRADING STATUS	3
2.2. AUTHORIZATION AND ISSUANCE OF ADDITIONAL SES SHARES	4
2.3. TRANSFER OF SHARES	5
2.3.1. Transfer of the Currently Issued and Authorized Shares	5
2.3.2. Transfer of SES’ and EP’ Shares upon Closing	5
2.4. CLOSING	6
2.5. EP AUDITED FINANCIAL REPORTS	6
2.6. RESTRICTION ON TRANSFERABILITY OF SHARES	6
2.7. ACQUISITION OF ADDITIONAL SHARES BY THE PURCHASERS	6
SECTION 3. REPRESENTATIONS AND WARRANTIES	7
3.1. REPRESENTATIONS AND WARRANTIES OF SES AND THE SES SHAREHOLDERS	7
3.2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	8
SECTION 4. CONFIDENTIAL INFORMATION	10
4.1. CONFIDENTIAL INFORMATION DEFINED	10
4.2. CONFIDENTIALITY	10
4.3. SURVIVAL OF CONFIDENTIALITY	11
SECTION 5. MISCELLANEOUS	11
5.1. EXPENSES	11
5.2. GOVERNING LAW	11
5.3. RESIGNATION OF OLD AND APPOINTMENT OF NEW BOARD OF DIRECTORS	11
5.4. DISCLOSURE	11
5.5. NOTICES	12
5.6. PARTIES IN INTEREST	12
5.7. ENTIRE AGREEMENT	13
5.8. AMENDMENTS	13
5.9. SEVERABILITY	13
5.10. COUNTERPARTS	13
5.11. NO LIABILITY OF AGENT	13
APPENDIX A	15
APPENDIX B	16
APPENDIX C	17
APPENDIX D	18
APPENDIX E	19
APPENDIX F	20
APPENDIX G	21
APPENDIX H	24

ii

STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     This stock purchase agreement and plan of reorganization (“Agreement”), dated as of October 4, 2004, is entered into by and between Sunrise Energy Services, Inc., a corporation organized and existing under the laws of the State of Delaware (“SES” or the “Company”), and certain of SES’ shareholders as identified on Appendix A, (collectively, the “SES Shareholders”), and the owners, identified on Appendix B, of one hundred percent (100%) of the shares of Esko-Pivnich (“EP”), a privately-owned company incorporated under the laws of Ukraine (collectively, the “Purchasers”).

W I T N E S S E T H:

     WHEREAS, the Purchasers desire to purchase, and the Company and the SES Shareholders desire to sell to the Purchasers, such number of shares (the “Acquired Shares”) of SES’ common stock (“SES Stock”), which upon issuance and payment therefor shall represent ninety one percent (91%) of the issued and outstanding SES Stock;

     WHEREAS, the SES Shareholders hold in the aggregate 6,194,095 shares of SES Stock, which represent approximately ninety-five percent (95%) of the currently issued and outstanding shares of SES, and in order to benefit SES intend to transfer 5,000,000 of such shares of SES to the Purchasers as part of the Acquired Shares; and SES desires to issue additional 10,479,900 shares of its authorized but not issued shares to be transferred to the Purchasers as part of the Acquired Shares; and

     WHEREAS, the Purchasers own 100% of the shares of EP (the “EP Stock”), and as part of the consideration for the purchase of the Acquired Shares, the Purchasers desire to transfer to SES the EP Stock; and

     WHEREAS, it is the intention of the Company, the SES Shareholders and the Purchasers that upon consummation of the foregoing transactions (collectively, the “Transaction”), the Purchasers shall own approximately ninety one percent (91%) of the issued and outstanding SES Stock and SES shall own 100% of the EP Stock;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATIONS

     1.1.   Defined Terms.

     In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural terms of the terms defined):

     “Additional Shares” shall have the meaning provided in Section 2.7.1;

     “Agreement” shall have the meaning provided in the introductory paragraph;

     “Acquired Shares” shall have the meaning provided in the introductory paragraph;

     “Assets” shall have the meaning provided in Section 3.2.1 (d);

     “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Northern District of Texas;

     “Closing” shall have the meaning provided in Section 2.3.2.1;

     “Closing Date” shall have the meaning provided in Section 2.4.1;

     “Company” means SES and its subsidiaries.

     “Condition Precedent” shall have the meaning provided in Section 2.1.1;

     “Confidential Information” shall have the meaning provided in Section 4.1;

     “EP” (Esko-Pivnich) shall have the meaning provided to it in the introductory paragraph.

     “EP Stock” shall have the meaning provided to it in the introductory paragraph;

     “Escrow Account” shall have the meaning provided in Section 2.1.2;

     “Escrow Agent” shall have the meaning provided in Section 2.3.1.1 (i);

     “Letter Agreements” shall have the meaning provided in Section 2.7.1;

     “Newly Issued Shares” shall have the meaning provided in Section 2.2.1;

     “Party” or “Parties” means SES, each of the SES Shareholders or all of them, and each of the Purchasers or all of them, as the case may be;

     “Plan of Reorganization” shall mean the plan of reorganization filed by SES in its Chapter 11 proceedings and approved by the Bankruptcy Court on February 20, 1997;

     “Purchasers” shall mean the beneficial owners, identified on Appendix B, of one hundred percent of the shares of EP;

     “Reserve Report” shall have the meaning provided in Section 3.2.1 (e);

     “SEC (Securities and Exchange Commission) shall have the meaning provided to it in Section 2.1.1;

     “SES” (Sunrise Energy Services, Inc.) shall have the meaning provided in the introductory paragraph, and shall include SES' subsidiaries;

     “SES Shareholders” shall have the meaning provided in the recitals and indicated on Appendix A;

     “SES Stock” shall have the meaning provided in the introductory paragraph;

     “Transaction” shall have the meaning provided in the recitals;

     1.2.   Principles of Construction.

     (a)   All references to Articles, Sections, subsections and Appendixes are to Articles, Sections, subsections and Appendixes in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitations.”

     (b)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

     (c)   The Table of Contents hereto and the Section headings herein are for convenience only and shall not affect the construction hereof.

     (d)   This Agreement is the result of negotiations among and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

     (e)   Wherever in this Agreement the intent so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the other, and reference to either the singular or the plural shall be deemed to include the other.

SECTION 2. THE TRANSACTION

     2.1.   Reestablishing SES’ Trading Status.

     2.1.1.   Condition Precedent.

     As a condition precedent to the Transaction, SES and the SES Shareholders undertake to reestablish SES’ trading capacity as a fully Securities and Exchange Commission (“SEC”) reporting company whose shares are quoted on the Over the Counter “Pink Sheet” trading and quotation system, with at least one active market maker, designated by Thor Capital Group, and a current 15c211 Form (the “Condition Precedent”). It is acknowledged by the Parties to this Agreement that SES has failed to file certain documents and provide certain financial information required by the SEC, and that such documents and information will have to be properly filed prior to the reestablishment of SES’ trading status.

Appendix C sets forth certain forms and documents that SES and the SES Shareholders have undertaken to file in order to establish SES’ trading status.

     2.1.2  . It is agreed upon that the filing of such documents and the responsibility of relisting SES is that of the Company and the SES Shareholders alone; provided that any and all information which the Purchasers are to provide under this Agreement has been so provided. Nevertheless, to cover part of the expense of preparation and filing of such forms and documents, the Purchasers have agreed to transfer the sum of USD 35,000 to an escrow account at SES’ counsel’s client trust account (the “Escrow Account”) in the name of the Company, to be used for such expenses.

Appendix D lists certain expenses and other sums for the preparation and filing of the required forms.

     2.1.3.   The Purchasers shall transfer the above amount within five (5) days from the date of this Agreement, subject to the conditions set forth in Section 2.3.1.1.

     2.1.4.   It is noted that the Purchasers have agreed to the expenses listed in Appendix D. Funds remaining in the Escrow Account, if any, shall be returned to the Purchasers

     2.1.5.   It is further agreed upon that notwithstanding any other provision in this Agreement, any other amounts, exceeding the funds transferred by the Purchasers to the Escrow Account, that are required for reestablishing SES’ trading status will be the sole responsibility of the SES Shareholders. Furthermore, should the SES Shareholders not fulfill their obligation to reestablish SES’ trading status; the Purchasers shall be entitled to receive the SES Stock transferred to the Escrow Agent pursuant to Section 2.3.1.1 (i) below, without any further obligation on their part. Provided, however, that any information which the Purchasers are to provide under this Agreement has been so provided.

     2.1.6.   The Company and the SES Shareholders will have 60 days from the date of this Agreement to finalize any and all of the requirements and reestablish SES’ trading capacity.

     2.2.   Authorization and Issuance of Additional SES Shares.

     2.2.1.   As early as practicable, but in no event later than 30 days from the date of this Agreement, the Company shall (i) increase its authorized share capital to 75,000,000, and (2) reserve an additional 10,479,900 shares (the “Newly Issued Shares”), which will be transferred to the Purchasers in consideration for the EP Stock, in accordance with Section 2.3.2.1.

     2.3.   Transfer of Shares.

     2.3.1.   Transfer of the Currently Issued and Authorized Shares.

     2.3.1.1.  In consideration for the transfer of the 5,000,000 shares by the SES Shareholders to the Purchasers, the Purchasers shall pay (i) the sum of USD 35,000 to the Escrow Account, in accordance with Section 2.1.3, and (ii) pay to the SES Shareholders the sum of USD 40,000. Transfer of the shares and payment thereof shall be in the following manner:

(i) Simultaneously with the transfer of the funds to the Escrow Account by the Purchasers, as set forth in Section 2.1.3, the SES Shareholders shall assign, transfer and deliver to Thor Capital Group, attention of Mr. Roman Livson, as Escrow Agent (the “Escrow Agent”), the certificates for 5,000,000 currently issued and outstanding shares, registered in the names of the Purchasers and/or their nominees in the manner set forth in Appendix E.

(ii) Subject to the requirements set forth in Section 2.1 above, once SES has regained its trading status, the Purchasers shall transfer the remaining USD 40,000 to the Escrow Account for the benefit of the SES Shareholders.

     2.3.2.   Transfer of SES’ and EP’ Shares upon Closing.

     2.3.2.1.   Subject to the terms, conditions and warranties set forth in this Agreement, on the Closing Date, (i) SES, in consideration for the EP Stock, will transfer and deliver to the Purchasers and/or their nominees, in the manner set forth in Appendix F, the certificates for the Newly Issued Shares, (ii) in consideration for the Newly Issued Shares, the Purchasers shall transfer to SES the EP Stock, by way of amending the EP Bylaws to reflect the transfer of ownership to SES, and deliver an executed amended bylaws to SES, and (iii) the Escrow Agent shall deliver the currently issued 5,000,000 shares to the Purchasers, bringing the Purchasers’ stake in the Company to approximately 91%, (collectively, the “Closing”).

     2.3.2.2.   Approval for the transfer of the EP Stock. It is noted and understood by SES and the SES Shareholders that the transfer of the EP Stock may be subject to the anti-monopoly laws of Ukraine. Such laws apply, with certain exceptions, to any transfer of shares to one party resulting in ownership of more than 25% of a company’s shares. It is likely that the EP Stock transfer will not be subject to such laws, however, should the Transaction require approval of the Anti-monopoly Committee of Ukraine, it should be the responsibility of the Purchasers to obtain such approval. The Purchasers shall have 120 days following the date of this Agreement to obtain and furnish to the SES Shareholders a copy of the approval together with a certified English translation of the same. Should the Purchasers fail to obtain such approval, and provided that this Transaction is subject to the anti-monopoly laws of Ukraine, the Purchasers shall return all the shares of SES transferred to them to the SES Shareholders, the SES Shareholders will return any and all sums transferred to them by the Purchasers, however, the SES Shareholders shall be entitled to retain the USD 35,000 transferred to the Escrow Account.

     2.4.   Closing.

     2.4.1.   The Closing shall take place at 10:00 A.M. at the offices of Thor Capital Group, at 551 Fifth Avenue, Suite 601, New York, New York on the earlier of (i) the 60th day following the date of this Agreement, or (ii) the date on which all the conditions precedent, conditions and warranties set forth in this Agreement shall have been satisfied or waived (the “Closing Date”).

     2.5.   EP Audited Financial Reports.

     2.5.1.   EP shall furnish to the SES Shareholders its audited financial reports for each of the last two fiscal years, prepared by a US Qualified SEC accounting firm using GAAP and Regulation SX, no later than January 31, 2005. In addition, EP shall provide the SES Shareholders its most recent interim financial statements for the current year, such financial statements shall be provided no latter then 30 days following the date of this Agreement.

     2.6.   Restriction on Transferability of Shares.

     2.6.1.   The SES Shareholders agree to hold 400,000 of SES’ shares remaining in their names for a period of six (6) months from the Closing Date. Such restriction shall be registered with the transfer agent of the SES Stock.

     2.7.   Acquisition of Additional Shares by the Purchasers.

     2.7.1.   In addition to the purchase of the Acquired Shares described above, the Purchasers desire to acquire 100,000 shares of SES that are registered in the names of individuals other than the SES Shareholders for the aggregate sum of USD 10,000 (the “Additional Shares”). The Purchasers have entered into the letter agreements (the “Letter Agreements”) attached herewith as Exhibit 1 and Exhibit 2, which are subject to the Closing of this Agreement.

     2.7.2.   It is agreed and understood by the Parties that the Additional Shares shall not count towards the approximately 91% of the SES shares acquired by the Purchasers pursuant to Sections 2.2 and 2.3 above.

SECTION 3. REPRESENTATIONS AND WARRANTIES

     3.1.   Representations and Warranties of SES and the SES Shareholders

     3.1.1.   SES and the SES Shareholders represent and warrant and agree with the Purchasers as follows:

     (a)   The entire authorized capital stock of SES on the Closing Date shall be 75,000,000 common shares, of which 17,000,000 shares shall be issued and outstanding. All of the shares of SES have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SES to issue, sell, or otherwise cause to become outstanding any of its capital stock (other than this Agreement).

     (b)   The SES Shareholders are the lawful owners of record of 6,194,095 shares, obtained in accordance with SES’ Plan of Reorganization approved by the Bankruptcy Court on February 20, 1997, and presently have the power to transfer and deliver to the Purchasers 5,000,000 shares free and clear of any restrictions on transfer and/or resale, including, any restrictions imposed under Rule 144 of the Securities Act of 1933, taxes, security interests, options, warrants, purchase rights or other contracts or commitments that could require them to sell, transfer, or otherwise dispose of any capital stock of SES. The delivery to the Purchasers of certificates evidencing the transfer of the Acquired Shares pursuant to the provisions of this Agreement will transfer to the Purchasers good and marketable title thereto, free and clear of all liens, encumbrances restrictions and claims of any kind.

     (c)   SES is duly organized, validly existing and in good standing under the laws of the state of Delaware. SES and the SES Shareholders have the power and authority to enter into, execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement had been duly authorized and approved by SES and the SES Shareholders’ respective corporate actions and constitutes their legally valid and binding obligations and is enforceable against them in accordance with its terms.

     (d)   All financial and other information which the Company and/or the SES Shareholders furnished or will furnish to the Purchasers, including information with regard to the Company and/or the SES Shareholders (i) is true, accurate and complete as of its date and in all material respects except to the extent such information is superseded by information marked as such, (ii) does not omit any material fact, not misleading and (iii) presents fairly the financial condition of the organization as of the date and for the period covered thereby.

     (e)   The Company has or will have at Closing no outstanding debt or obligations whatsoever, except for any items which have already been disclosed in writing to the Purchasers by the Company or the SES Shareholders. Should the Purchasers discover any obligation of the Company that was not disclosed by the SES Shareholder prior to the Closing Date, the SES Shareholders undertake to indemnify the Purchasers for any and all such liabilities, when reduced to judgment, whether outstanding or contingent at the time of Closing.

     The undertakings and representations made in subsection (e) above shall survive the Closing Date and shall expire for all purposes in the date numerically corresponding to the Closing Date in the twelfth month after the Closing Date.

     (f)   The Company is not subject to any pending or threatened litigations, claims or lawsuits from any party. There are no pending or threatened proceedings against the Company by any federal, state or local government, or any department, board, agency or other governmental body.

     (g)   The Company has not been engaged in any business activity in the past nine years, and is not liable for any income, real or personal property taxes to any governmental or local authorities.

     (h)   The SES Shareholders are not aware of any material fact nor any omission to describe any fact concerning the business, affairs, or status of SES not disclosed to the Purchasers.

     (i)   The Company has no employment contracts or agreements with any of its officers, directors or with any consultants, employees or other such parties.

     3.2.   Representations and Warranties of the Purchasers

     3.2.1.   The Purchasers represent and warrant and agree with SES and the SES Shareholders as follows:

     (a)   The entire authorized capital stock of EP is owned by the Purchasers. All of the shares of EP have been duly authorized, are validly issued, fully paid and non-assessable.

     (b)   The Purchasers are, or will be as of the Closing Date, the lawful owners of record of all of the outstanding EP Stock, and presently have the power to transfer and deliver the EP Stock to SES free and clear of any restrictions on transfer (other than that described in Section 2.3.2.2), security interests, options, warrants, purchase rights or other contracts or commitments that could require them to sell, transfer, or otherwise dispose of any capital stock of EP. The delivery to SES of the amended bylaws of EP evidencing the transfer of the EP Stock pursuant to the provisions of this Agreement will transfer to SES good and marketable title thereto, free and clear of all liens, encumbrances restrictions and claims of any kind.

     (c)   EP is duly organized, validly existing and in good standing under the laws of Ukraine. The Purchasers have the power and authority to enter into, execute and deliver this Agreement and to perform their obligations hereunder. This Agreement had been duly authorized and approved by the Purchasers’ respective corporate actions and constitutes their legally valid and binding obligations and is enforceable against them in accordance with its terms.

     (d)   EP is the owner of all and not less than all of the rights, claims, permits and assets described on Appendix G (collectively, the “Assets”) and no other person, firm, entity or governmental agency or body has any right to or against or otherwise affecting the ownership rights of EP in the Assets.

     (e)   In addition to the description provided in Appendix G, attached herewith, as Appendix H, are two reserve reports (the “Reserve Reports”) prepared by (i) The Central Committee for Development of Oil, Gas and Condensate of the Ministry of Fuel and Energy of Ukraine, and (ii) The Ministry of Ecology and Natural Resources of Ukraine, indicating the approximate total crude volume of type C1 in the Assets to be 989,000 tones. The Purchasers do not warrant the accuracy of the Reserve Reports, nor make any representation regarding the commercial value of such reserves.

     (f)   EP has or will have at the Closing Date no outstanding debt that has not been assumed in the ordinary course of business.

     (g)   Upon execution and delivery of the amended bylaws of EP evidencing the transfer of the EP Stock to SES in accordance with the terms of this Agreement, SES shall acquire and thereafter own not less than 100% of the equity of EP. EP shall continue to hold good and valid title in and to all of the Assets with all necessary or appropriate rights entitling it to drill, explore for, produce, develop and commercialize, and sell any valuable oil and gas in or underlying or connected with the Assets subject to and in accordance with the description of such rights in Appendix G.

     (h)   The Purchasers know of no condition or fact, including any claim or threat involving environmental protection laws or other restriction on the right to explore for, develop and commercialize oil, gas and other mineralization occurring in or around EP’s properties which may affect the right of EP to commercialize the Assets.

     (i)   The Transaction described in this Agreement to which the Purchasers are, or are to be, parties to have been duly approved by all required action under the laws of Ukraine (subject to the provisions of Section 2.3.2.2.), and there is no requirement for approval by any other governmental authority.

     (j)   The Purchasers know of no material fact or any omission to describe any fact concerning the business, affairs, or status of EP not disclosed to SES and the SES Shareholders or which would adversely affect the right of the Purchasers to transfer the EP Stock to SES.

     (k)   EP is not subject to any pending or threatened litigations, claims or lawsuits from any party, either against EP or any of its oil & gas Assets. There are no pending or threatened proceedings against EP by any federal, state or local government, or any department, board, agency or other governmental body.

     (l)   All financial and other information furnished or will be furnished by the Purchasers to the SES Shareholders regarding EP and/or the Purchasers (i) is true, accurate and complete as of its date and in all material respects except to the extent such information is superseded by information marked as such, (ii) does not omit any material fact, not misleading and (iii) presents fairly the financial condition of the organization as of the date and for the period covered thereby.

SECTION 4. CONFIDENTIAL INFORMATION

     4.1.   Confidential Information Defined.

     Any and all information furnished (whether before or after the date hereof) by or on behalf of any Party to this Agreement, including, without limitation, by such Party’s financial advisors, attorneys and accountants, or agents, to another Party to this Agreement, or to such Party’s directors, officers, employees, affiliates, representatives, including, without limitation, financial advisors, attorneys and accountants, or agents shall be regarded as “Confidential Information.” The term Confidential Information shall not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Party receiving such Confidential Information, (ii) is or becomes available to a Party to this Agreement on a non-confidential basis from a source (other than through another Party to this Agreement) which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to another Party, (iii) was available to, known by or within the possession of a Party to this Agreement prior to its being furnished by (or on behalf of) another Party, or (iv) is independently developed by or on behalf of a Party to this Agreement not in violation of the terms of this Agreement.

     4.2.   Confidentiality.

     The Parties undertake to keep any and all Confidential Information provided with regard to this Agreement confidential and will not, without the other Party’s prior written consent, disclose such Confidential Information in any manner whatsoever and will not use any Confidential Information other than in connection with the Transaction; provided, however, that they may reveal the Confidential Information to their respective representatives (a) who need to know the Confidential Information (and who agree to use such Confidential Information in accordance with this Agreement) for the purpose of evaluating the Transaction and (b) who are informed by the respective Party of the confidential nature of the information provided.

     4.3.   Survival of Confidentiality.

     The undertakings and representations made above shall survive the Closing Date and shall expire for all purposes in the date numerically corresponding to the Closing Date in the twelfth month after the Closing Date.

SECTION 5. MISCELLANEOUS

     5.1.   Expenses.

     Each of the Parties shall bear its own expenses in connection with the transactions contemplated by the Agreement.

     5.2.   Governing Law.

     The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed solely within such state.

     5.3.   Resignation of Old and Appointment of New Board of Directors.

     The Company and the SES Shareholders shall take such corporate action(s) required by SES’ articles of incorporations and/or bylaws to (a) appoint the below named persons to their respective positions, to be effective as of the Closing Date, and (b) obtain and submit to the Purchasers, together with all required corporate action(s) the resignation of the current board of directors, and any and all corporate officers as of the Closing Date.

Name	Position
Mr. Konstantin Tsiryulnikov	Director, Principal Financial and
Accounting Officer and Secretary
Mr. David Melman	Director
Mr. Leon Golden	Director

     5.4.   Disclosure.

     SES Shareholders agree that they will not make any public comments, statements, or communications with respect to, or otherwise disclose the execution of this Agreement or the terms and conditions of the transactions contemplated by this Agreement without the prior written consent of the Purchases, which consent shall not be unreasonably withheld.

     5.5. Notices.

     Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by overnight registered mail, postage prepaid, addressed as follows:

If to SES, to:

David A. Melman 5353 Memorial Drive, Suite 4012 Houston, TX 77007 Telephone: +1 (713) 868-5855 Facsimile: +1 (713) 868-8903

With a copy to:

Alan W. Peryam, LLC 1120 Lincoln St., Suite 1000 Denver, CO 80203 Telephone: +1 (303) 866-0900 Facsimile: +1 (303) 866-0999

If to SES Shareholders, to:

David A. Melman 5353 Memorial Drive, Suite 4012 Houston, TX 77007 Telephone: +1 (713) 868-5855 Facsimile: +1 (713) 868-8903

If to the Purchasers, to:

Thor United Corporation; Attention: Roman Livson and/or Abraham Bennun 511 Fifth Avenue, Suite 601 New York, NY 10017 Telephone: +1 (212) 973 0063 Facsimile: +1 (212) 973 0070

Or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered or sent by facsimile.

     5.6.   Parties in Interest.

     This Agreement may not be transferred, assigned or pledged by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     5.7.   Entire Agreement.

     This Agreement and the other documents referred to herein contain the entire understanding of the Parties hereto with respect to the subject matter contained herein. This Agreement shall supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated herein.

     5.8.   Amendments.

     This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

     5.9.   Severability.

     In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     5.10.   Counterparts.

     This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or facsimile transmission, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The Parties agree that all such signatures may be transferred to a single document upon the request of any Party.

     5.11.   No Liability Of Agent

     The Parties acknowledge and agree that nor Thor Capital Group neither Roman Livson, or any other officer, director or employee of Thor Capital Group, shall have any responsibility or liability arising under or relating to this Agreement, other than their role as Escrow Agent.

     IN WITNESS WHEREOF, each of the Parties hereto has caused its corporate name to be hereunto subscribed by its officer(s) thereunto duly authorized as of the day and year first above written.

Sunrise Energy Services, Inc. By: ____________________ Name: David A. Melman Title: President

The SES Shareholders By: ____________________ Name: David A. Melman Attorney-In-Fact [1] The Purchasers By: ____________________ Name: Roman Livson Authorized Agent [2]

_________________

1   Power authorizing Mr. Melman to sign on behalf of the SES Shareholders is attached hereto as Exhibit 3.

2   Power authorizing Mr. Livson to sign on behalf of the Purchasers is attached hereto as Exhibit 4.

APPENDIX A

SUNRISE ENERGY SERVICES’ SHAREHOLDERS

Name of Transferor and Address	Number of Shares to be Transferred
Eurosecurities Ltd.	160,000
By ___________________
Authorized Representative
Name: Ian Ilsley
Address: 57 Rue Grimaldi
MC 98000, Monaco
EMU Capital, Ltd.	140,500
By ___________________
Authorized Representative
Name: Robert Gurland
Address: c/o Browne and Jacobsen, Aldrich House, 51
Aldrich St
London WC2 B4HU, England
Twinstar International, Ltd.	200,000
By ____________________
Authorized Representative
Name: Robert Gurland
Address c/o Browne and Jacobsen
Aldrich House, 51 Aldrich St
London WC2 B4HU, England
Exeter Financing Group, Inc.	187,500
By ____________________
Authorized Representative
Name: Michelle Milpas
Address: Grosvenor House,
33 Church St., Hamilton
Bermuda, HM12
Midland Trust Company, Ltd.	4,312,500
By ____________________
Authorized Representative
Name: Ian Ilsley
Address: 1 Garrick House Place Carrington St., London
W1J7AF, England
TOTAL	5,000,000

APPENDIX B

[Deleted]

APPENDIX C

FORMS AND DOCUMENTS REQUIRED TO BE FILED BY SES

Form	Pertaining to Period (If Relevant)
10-KSB	FISCAL YEAR 2001
10-KSB	FISCAL YEAR 2002
10-KSB	FISCAL YEAR 2003
10-QSBS FOR 2004	QUARTERS ENDED MARCH 31, JUNE 30, SEPTEMBER 30
8-K FOR TRANSACTION
14(F)(1)	NOTICE TO SHAREHOLDERS OF CHANGE OF BOARD OF
DIRECTORS
FORM 15 C211
CURRENT ON S&P FILING

APPENDIX D

APPROXIMATE COSTS FOR PREPARATION
AND FILING OF DOCUMENTS

Form (indicate period if applicable)	Approximate Cost
OUTSTANDING LEGAL FEES OWED BY SES	8,500
REIMBURSE DAM FOR DELAWARE CHARGES, CT CORP	11,000
ACCOUNTING & AUDIT FEES--2001, 2002, 2003, 10QS	7,500
TRANSFER AGENT SET-UP FEES	2,500
TAX RETURN FILINGS--US	2,500
EDGAR FILINGS CHARGES	3,000

$35,000

APPENDIX E

[Deleted]

APPENDIX F

[Deleted]

APPENDIX G

DESCRIPTION OF EP’S ASSETS

/TRANSLATION OF ESKO-PIVNICH'S LICENSE TO USE THE RESERVES/

State Reserves Committee of Ukraine

SPECIAL PERMIT

to use mineral resources

Registration #2489 dated 2 July 2004

Type of resources utilization activity:	geological exploration and production;
Property:	Karaykozovskoye deposit
Minerals:	Natural gas, Crude Oil
Region:	Kharkov
District:	Krasnokutsk
Location	10km south of Krasnokutsk
(from closest settlement)

Geographic Position
Northern Latitude	Eastern Longitude
50[o]0'50''	35[o]1'40''
50[o]2'10''	35[o]10'30''
49[o]57'10''	35[o]13'0''
49[o]57'00''	35[o]6'20''

Area of the property:	81 sq. km.
Objective:	Exploration of oil and gas from carboniferous
deposits, calculation and confirmation of reserves.
Special additional terms:	1. Abide by the terms set by Kharkov Regional
Administration 06.10.03 #01-35/3911 of the State
Ecology Authority of Karkov Region/ecological file
#55/03 dated August 21, 2003.

2. Exploration work is to be conducted by specialized exploration contractors.

3. Geologocal information obtained during the operations shall be provided to the State Geological Information Committee of Ukraine within 3 months after such information is registered.

4. Licenseholder undertakes to timely contribute obligatory payments including financing of exploration works in accordance with the prevailing legislation.

5. Abide by the program of Karaykozovskiy property development.

In the event, the Licenseholder fails to comply with the above terms, the license may be revoked.

Source of financing:	Non-state
Licenseholder:	TOO “Energy Servicing Company - Esko-Pivnich”
Code: 30732144
04073, Kiev, Ryleeva Str., 10A
Agreed by:	Kharkiv Region - ecological file #55/03 dated
License term:	5 (five) years
First Deputy Head:	S.V. Goshovskiy

APPENDIX H

Reserve Reports

/TRANSLATION

Confirmed
Deputy State Secretary
Of the Ministry of Fuel and Energy of Ukraine

B.O. Klyuk

/SEAL OF MINISTRY OF FUEL AND ENERGY OF UKRAINE/

MINUTES #40

Of the meeting of the Central Committee for development of oil, gas and condensate deposits /TRANSLATOR NOTE: CKR/

February 26, 2003

Kiev

PRESENT:

Evdochuk M.I. – head of CKR, deputy chief of department …. Of oil&gas and oil of refining industry, Ministry of Fuel and Energy of Ukraine, Doctor of Geology.

Board members of the Central Committee:

Kisil V.V., Pedai O.V., Serednitskiy L.M., Marukhniak M.Yi., Sukhan V.S.

CKR Members:......Gotskiy B.P., Posokhov L.O., Kerusov E.M., Mikitko I.T., Oleksyuk V.I., Palenka E.A.

HEARD:	.........of DP "Chernigivnaftogazgeologiya" - Filyushkin K.K.; ......... Of ZAT "BASKO": Shigirt Yu.F,., Degtyar S.S.; ......... Presented by: Bagnyuk M.M, Sinitsyn V.Ya.

AGENDA:

Project of exploration and development of Karaykozovskoe Oil, Gas and Condensate deposit. Project of the technical development of layer B-23 of Lutsenkovskoe gas and condensate deposit.

HEARD: Presentation of M.M Bagnyuk on the key points of "Project of exploration and development of Karaykozovskoe oil, gas and condensate deposit.

Karaykozovskoe deposit is located in Krasnokutskiy district of Kharkov region. The geological structure of the deposit includes: devon, carboniferous, permian, triasian, jurrasic, kreidian, paleogenic and antropogenic layers.

The deposit has a branchyanticline of the north-western strike. Transversal tectonic faults divide the structure into two blocks – Lyubivskiy and Karaykozivskiy.

Commercial mineralization has been discovered in Lower Carboniferous and Visean stage. The deposits of Serpukhovian stage include Upper Serpukhovian sand/clay productive horizons C-3, C-4, C-4a, C-5 and C-5a.

The commercial mineralization of horizon C-5a is confirmed by Well #2 where horizon C-5a was tested together with horizon C-5. The deposit is not large sized 0.6*0.5 km.

Horizon C-5 is oil bearing according to GDS data in Wells #2, #3 and #11. Oil influx was obtained in Wells #2 and #3. Well #2 when tested together with horizon C-5a yielded 70 cubic meters/day and 18 thous. Cubic meters/day of dissolved gas (choke ø10mm). Well #3 on horizon C-5 yielded oil influx of 183 cubic meters/day and dissolved gas of 47.1 thous. Cubic meters/day. In Well #11 the oil presence has been confirmed by GDS.

Horizon C-4a penetrated by Well #3 and #11 is oil bearing according to GDS data. A commercially viable influx has been obtained from Well #3 from 4630-4641 range. Oil flow rate amounted to 110 cubic meters/day through ø10mm choke. Oil deposit in horizon C-4a of Well #11 is not large sized 1*0.5km. Oil presence has been confirmed only by GDS data.

Horizon C-4 has been penetrated by all wells. In Well #2 the horizon was tested together with horizons C-5 and C-5a and the oil influx of 75 cubic meters per day was obtained. In Well #5 this horizon was tested with VPT which resulted in no influx but Well #3 according to GDS data contains 2 oil bearing layers which when tested did not yield any influx.

According to GDS data, Horizon C-3 proved water bearing only in Well #2 but was not tested. In Well #3 this horizon is water bearing.

Condensate deposits have been discovered by Well #3 in Visean stages. Two horizons are notable: B-14 and B-15. Horizon B-14 yielded 491 cubic meters/day of gas on ø14mm choke. The condensate content was 114.1 g/cubic meters. Horizon B-15 yielded 185 cubic meters/day of gas with condensate content of 98.9 g/cubic meter.

The computation of oil and gas reserves was conducted by Poltavaneftegazgeologiya in 1991. For oil deposits in Well #3 the conversion ratio and oil density were more accurately determined which allowed to restate upwards the reserves in horizons C-4 and C-5 by approximately 30-35%. Additionally, the assessment of oil reserves of horizon C-4a in Well #3 put the reserves at 432.5 thousand tones. This exceeds the reserves determined by the volume method by 55 thousand tones.

Assuming the oil-water contact position at the bottom of the oil bearing layer, it may be concluded that these reserves are approximately equal.

Oil, gas and condensate reserves confirmed for the purposes of the Project of Exploration and Development are as follows:

In Well #2 - horizon C-5
Total oil reserves of C1 category	- 203 thousand tones
Recoverable	- 41 thousand tones
In Well #3 - horizon C-4a
Total oil reserves of C1 category	- 377 thousand tones
Recoverable	- 64 thousand tones
Horizon C-5 total C1 category	- 409 thousand tones
Recoverable	- 92 thousand tones
Horizon B-15 initial total reserves
Dry gas C1 category	- 235 million cubic meters
Condensate	- 23.2 thousand tones
Horizon B-14 initial total reserves
Dry gas C1 category	- 30.5 thousand tones
Condensate	- 30.5 thousand tones

Analysis of geological and extraction data confirmed for the purposes of the Project of Exploration and Development the oil deposits of horizons C-4a and C-5 of Lubivskiy part, C-5 of Karaykozovskiy part as well as condensate deposits of Well #3.

Presently, Well #3 is producing from horizon C-4a but after 3 years it will need to be transferred to horizon C-5. The condensate deposits shall be accessed by new Well #21, the location of which shall be accurately determined by seismic studies. Development of C-5 horizon on Karaykozovskiy uplift will be conducted through Well #2 currently under repair.Following the depletion of the C-5 deposits of Well #2 the horizons C-5a and C-4 may be feasibly accessed.

In Well #11, according to GDS data, horizons C-5, C-5a and C-4 are oil bearing. However, none of these horizons have been tested. Accordingly, they were not included in the Project of Exploration and Development.

The above oil deposits shall be initially developed in the pressure mode and subsequently transferred to dissolved gas mode. Condensate deposits shall be developed in gas modes.

For all Wells the technological parameters (annual extraction volumes, change in reservoir pressure etc.) were calculated and Oil and Gas recovery ratios were justified.

At the preceding CKR hearing, the draft Project of Exploration and Development was returned with comments. It required amendments as suggested by the experts. CKR members requested more accurate disclosures on the timing of the wells development.

At this time the experts’ suggestions have been incorporated – the alternative gaslift development method (accepted at the suggestion of I.M. Fik), accelerated simultaneous/separate method of developing condensate deposit, detailed timing of introducing Well #2 and #3, and drilling new well 21 and development and exploration of the entire reservoir.

As at February 1, 2003, Well #3 is developing the oil deposit of horizon C-4a and in 3 years, at the beginning of 2005 (half of 2002, 2003 and 2004) it will be transferred to deposit C-5 in order to conduct its exploration and development during 2005, 2006 and the first half of 2007. Therefore, the exploration and development will take 5 years.

Simultaneously, starting in the middle of 2003, Well #2 shall be launched into operation that will during 3 subsequent years (half of 2003, 2004 and 2005) develop the oil deposit of horizon C-5.

The drilling of new Well #21 will commence in mid 2003 in order to develop gas layers B-15 and B-14. The well construction shall last 1.5 years (half of 2003 and 2004) and the exploration and development of the condensate deposit of horizon B-15 will start in 2005, which will continue for 1 year.

It is envisaged that the exploration of B-14 horizon deposit shall commence in the beginning of 2006. The exploration of this deposit shall continue until mid 2007 and will terminate simultaneously with exploration and development work on the oil deposits.

Accordingly, the exploration and development of Karaykozovskoe reservoir shall be completed by the end of first half of 2007 i.e. within 5 years.

The quantity of hydrocarbons extracted during this period will enable to assess the reserves by the material balance method, study the filtration properties of the layer and determine the development mode all of which are necessary to determine the commercially viable reserves and finalize the reservoir development plan.

As a result of accepting the plan of drilling new well its design has been suggested and the specifications of drilling works have been laid out as well as the specs of penetration and development of the producing layer.

The Exploration and Development Project draws attention to possible complications in well operations, equipping the wells. The project also contains recommendations on how to avoid such possible complications. In order to monitor the development and studying of the producing layer filtration properties a set of tests has been scheduled at a certain frequency. The possible environmental implications of the exploration and development have been defined as well as the ways to reduce such environmental impact.

The feasibility study performed for the deposit confirmed the commercial viability of its development in accordance with the chosen method.